EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Enterprise Group Incorporated and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 25, 2015, appearing in the Annual Report on Form 10-K of Public Service Enterprise Group Incorporated for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 6, 2015

II-7